EXHIBIT 99.1

ORAGENICS RECEIVES SBIR GRANT, SEEKS PATENT FOR NOVEL SYNTHETIC CHEMISTRY TECHNOLOGY

FOR IMMEDIATE RELEASE

ALACHUA, FL (MAY 2, 2006) - Oragenics, Inc. (AMEX:ONI) announced today that it has been awarded an SBIR Phase 1 grant from the National Science Foundation
(NSF) for lantibiotic synthesis using the company's proprietary Differentially Protected Orthogonal Lanthionine Technology (DPOLT). Although the funded research will focus on the production of analogs from the potentially important class of antibiotics called lantibiotics, the technology has broader applications and may also be used for the cost-effective manufacture of a number of commercially important bioactive peptides.

The company has filed a U.S. patent application covering the intellectual property surrounding the DPOLT solid phase peptide synthesis platform technology. Lantibiotics, including Oragenics' lead antibiotic, MU1140(TM), are A family of polycyclic peptides that are produced by bacteria and are highly modified structurally. Attempts to study lantibiotics for their potential usefulness as therapeutic agents have been hindered by difficulties in producing sufficiently pure material in amounts adequate for the required preclinical testing. Dr. Robert Zahradnik, Oragenics' President and CEO, stated, "Many strains of medically important bacteria have become increasingly resistant to currently marketed antibiotics. This SBIR grant from NSF will allow the company to establish proof-of-principle for DPOLT and to eventually synthesize a number of novel lantibiotic analogs that may be effective in treating various infections, including ones caused by drug-resistant bacteria."

ABOUT ORAGENICS

Oragenics, Inc. is a biopharmaceutical company with a pipeline of proprietary technologies. The Company has a number of products in discovery, preclinical and clinical development, with a concentration in two main therapeutic areas, infectious disease and oncology. Oragenics' core pipeline includes products for use in the treatment of dental and periodontal infectious diseases, systemic bacterial infections and obesity. In the discovery stage are three platform technologies for identifying biomarkers of infection, cancer and autoimmune diseases and for the solid state synthesis of bioactive peptides including small molecule antibiotics.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics' current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe," "expect," "anticipate," "intend," "estimate," "project" and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-QSB and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements. [GRAPHIC OMITTED]

Contact:
     Oragenics, Inc.
     Robert T. Zahradnik, 386-418-4018 X222
     www.oragenics.com